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                                                                     EXHIBIT 7.2

                              INDUCEMENT AGREEMENT

         This Inducement Agreement (the "Agreement"), dated as of January 14, 1998, by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

                                  WITNESSETH:

         WHEREAS, each Stockholder, as of the date hereof, is the owner of or has the sole right to vote with respect to certain shares of common stock, par value $0.25 per share (the "Common Stock"), of Continental Can Company, Inc., a Delaware corporation (the "Company") (together with any shares of Common Stock acquired by a Stockholder after the date hereof, the "Shares");

         WHEREAS, in reliance upon the execution and delivery of this Agreement, Parent and CC Acquisition Corporation, a Delaware corporation and a subsidiary of Parent ("Sub"), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with the Company which provides, among other things, that upon the terms and subject to the conditions thereof, Sub shall be merged with and into the Company and the Company shall become a subsidiary of Parent; and

         WHEREAS, to induce Parent and Sub to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder is granting an irrevocable proxy to Parent to vote in favor of the Merger and to make certain agreements with respect to such Stockholder's Shares, upon the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Irrevocable Proxy. Each Stockholder hereby irrevocably appoints Parent, Gregg L. Engles and Tracy L. Noll, and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned and in the name, place and stead of the undersigned, to vote all of such Stockholder's Shares at any meeting of the Company's stockholders (whether annual or special and whether or not an adjourned or postponed meeting), or, if applicable, to take action by written consent (i) for adoption and approval of the Merger Agreement and otherwise in favor of the Merger and any other transaction contemplated by the Merger Agreement, as such Merger Agreement may be modified or amended from time to time, and (ii) against any action, omission or agreement which would or could impede or interfere with, or have the effect of discouraging, the Merger, including, without limitation, any Alternative Proposal (as defined in the Merger Agreement).
Each Stockholder acknowledges and agrees that this proxy is coupled with an interest and constitutes, among other things, an inducement for Parent and Sub to enter into the Merger Agreement and, accordingly, this proxy is irrevocable and shall not be terminated by operation of law upon the occurrence of any event, including, without


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limitation, the death or incapacity of such Stockholder.  This proxy shall operate to revoke any prior proxy as to the Shares heretofore granted by any Stockholder. This Proxy has been executed in accordance with Section 212(e) of the Delaware General Corporation Law. Notwithstanding the foregoing, this proxy shall terminate on the earlier of (A) the Effective Time (as defined in the Merger Agreement) or (B) the date on which the Merger Agreement is terminated (the earlier thereof being hereinafter referred to as the "Merger Termination Date").

         2. Covenants of Stockholders. Each Stockholder covenants and agrees for the benefit of Parent that, until the Merger Termination Date, he/she will not:

                 (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Shares or any interest therein;

                 (b) other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; or

                 (c) except as permitted by Section 8.9 of the Merger Agreement, directly, or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Alternative Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 2(c), and (ii) notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her.

         3. Covenants of Parent. Parent covenants and agrees for the benefit of the Stockholders that (a) immediately upon execution of this Agreement, Parent shall enter into the Merger Agreement, and (b) until the Merger Termination Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 3, Section 12 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Parent's or Sub's right or ability to exercise any of its rights under the Merger Agreement.





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         4.      Representations and Warranties of the Stockholders.  Each
Stockholder represents and warrants to Parent and Sub that: (a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound; (b) such Stockholder has full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; (c) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms; (d) such Stockholder is the sole owner of or has the right to vote with respect to such Stockholder's Shares and such Stockholder's Shares represent all shares of Common Stock of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof, and such Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company (other than shares subject to options or other rights granted by the Company); and (e) such Stockholder owns its Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements of any nature whatsoever (each an "Encumbrance") other than as provided by this Agreement, and good and valid title to its Shares, free and clear of any Encumbrance, will pass to Parent upon Closing. The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

         5. Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, merger (other than the Merger) recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Common Stock or (b) that any Stockholder shall become the owner of, or otherwise obtain the right to vote with respect to, any additional shares of Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of the events described in clause (a) or any Stockholder becoming the owner of or obtaining the right to vote with respect to any Common Stock or other securities as described in clause (b), as though, in either case, they were Shares hereunder.

         6. Specific Performance. Each Stockholder acknowledges that the agreements contained in this Agreement are an integral part of the transactions contemplated by the Merger Agreement, and that, without these agreements, Parent and Sub would not enter into the Merger Agreement, and acknowledges that damages would be an inadequate remedy for any breach by him of the provisions of this Agreement. Accordingly, the Stockholders each agree that the obligations of the Stockholders hereunder shall be specifically enforceable and they shall not take any action to impede Parent from seeking to enforce such right of specific performance.

         7. Notices. All notices, requests, claims, demands and other communications hereunder shall be effective upon receipt (or refusal of receipt), shall be in writing and shall be





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delivered in person, by telecopy or telefacsimile, by telegram, by next-day courier service, or by mail (registered or certified mail, postage prepaid, return receipt requested) to any Stockholder at the address listed on the signature page hereof, and to Parent at 3811 Turtle Creek Boulevard, Suite 1300, Dallas, Texas 75219, Attention: Gregg L. Engles, telecopy number 214-528-9929, or to such other address or telecopy number as any party may have furnished to the other in writing in accordance herewith.

         8. Binding Effect; Survival. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without giving effect to conflicts of laws principles.

         10. Counterparts. This Agreement may be executed in two counterparts, both of which shall be an original and both of which together shall constitute one and the same agreement.

         11. Effect of Headings; Gender. The Section headings herein are for convenience of reference only and shall not affect the construction hereof. References to male, female and neuter genders shall be deemed to refer to each other gender, as applicable.

         12. Additional Agreements; Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Stockholders will provide Parent with all documents which may reasonably be requested by Parent and will take reasonable steps to enable Parent to obtain all rights and benefits provided it hereunder.

         13. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by Parent and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.





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         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                                       SUIZA FOODS CORPORATION



                                       By:  /s/ Gregg L. Engles
                                          ------------------------------------
                                            Gregg L. Engles, Chairman of the
                                            Board and Chief Executive Officer


                                         /s/ Donald J. Bainton
                                       ---------------------------------------
                                       Donald J. Bainton


                                         /s/ Abdo Yazgi
                                       ---------------------------------------
                                       Abdo Yazgi





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